Exhibit 10.1

Share Transfer Agreement

Party A (Transferor): Lu Shanshan

Passport No.:

Party B (Transferee): Universe Pharmaceuticals INC

Whereas:

1. Best Praise International Limited (hereinafter referred to as the “Target Company”) is a company specializing in the research and development of innovative drugs for geriatric diseases. According to the valuation report prepared by the third-party appraisal firm King Kee Appraisal, with December 31, 2025, as the valuation date, the Target Company’s valuation as of that date was $10,751,000.Party A is the sole registered shareholder of 100% of the Target Company’s issued shares and has the authority to sign this Agreement and transfer the subject shares; the Target Company, as the acknowledging party, signs this Agreement to confirm that it is aware of and agrees to the relevant arrangements for this share transfer.

2. Party B is a company legally incorporated and in good standing in the Cayman Islands and is listed on the NASDAQ Stock Market in the United States.

3. Party A intends to transfer all of its shares in the Target Company to Party B in accordance with the terms and conditions set forth in this Agreement (hereinafter referred to as the “Share Transfer”), and Party B agrees to accept such transfer.

For the purpose of effecting this Share Transfer, Party A and Party B, in accordance with relevant laws and regulations and through voluntary and equal negotiations, have entered into this Agreement, which they hereby solemnly undertake to honor.

Definitions and Interpretations

Unless otherwise defined in this Agreement, the following terms shall have the meanings set forth below:

“Closing Date” means the date on which both parties complete the transfer of the Target Company’s shares in accordance with the terms of this Agreement after all conditions precedent listed in Section 3.1 have been satisfied (or waived in writing by Party B), provided that such date shall in no event be later than the Cut-off Date.

“Cut-off Date” means one hundred and twenty (120) days from the date of execution of this Agreement, or such later date as may be extended by mutual written agreement of the Parties.

“Valuation Reference Date” means December 31, 2025, which is the reference date determined in the Valuation Report for the purpose of valuing the Target Company.

“Consideration Shares” means the Class A ordinary shares issued by Party B in a private placement to Party A or another recipient designated by Party A pursuant to Section 2.2.

“Reference Price” means the closing price of Party B’s Class A ordinary shares on the Nasdaq on June 16, 2026, namely $2.89 per share.

“Issue Price per Share” means the Reference Price less a discount of fifteen percent (15%), or US$2.4565 per share.

“Material Adverse Change” means any event, change, or circumstance occurring between the date of execution of this Agreement and the Closing Date with respect to the Target Company’s business, assets, liabilities, financial condition, results of operations, intellectual property, or prospects that, individually or in the aggregate, has a material adverse effect on the Target Company.

Article 1: Subject Matter of the Transfer

1.1 Both parties hereby confirm that the subject matter of this share transfer is all of the issued shares of the Target Company held by Party A (hereinafter referred to as the “Subject Shares”). Upon completion of this share transfer, Party B will hold 100% of the Target Company’s shares.

Article 2: Method of Transfer and Purchase Price

2.1 Party A and Party B confirm that the commercial pricing for this share transfer is based on the valuation results completed by the third-party appraisal firm King Kee Appraisal, with December 31, 2025, as the valuation date. As of the valuation date, the Target Company was valued at US$10,751,000. After fair negotiations, both parties agree that the consideration for this share transfer shall be US$10,751,000.

2.2 Party A and Party B confirm that the consideration for the transfer of the subject shares under this Agreement shall not be paid in cash; the entire consideration shall be settled through a private placement of Party B’s Class A ordinary shares by Party B to Party A or another recipient designated by Party A, pursuant to Party A’s instructions.The parties agree to use the closing price of Party B’s Class A ordinary shares on the Nasdaq on June 16, 2026, of $2.890 per share as the reference price, and to apply a fifteen percent (15%) discount to that reference price, thereby determining the issue price per share to be $2.4565.Based on the consideration for this share transfer of $10,751,000 and the issue price of $2.4565 per share, the number of consideration shares to be issued by Party B shall be 4,376,552 Class A ordinary shares; the Parties agree that any fractional shares resulting from this calculation shall not be issued separately, nor shall they be made up or adjusted in cash or by any other means.Party A shall, fifteen (15) days prior to the Closing Date, notify Party B in writing of the name, identity information, contact information, securities account information, beneficial ownership information, and any other information reasonably requested by Party B, the Transfer Agent, the SEC, Nasdaq, or other regulatory authorities regarding the transferee of the shares;Party B shall have the right to conduct a reasonable compliance review of the transferees designated by Party A and shall have the right to require such transferees to sign investor representations, restricted securities acknowledgments, equity acknowledgments, resale restriction undertakings, disclosure cooperation documents, and other documents reasonably requested by Party B. Upon Party B’s completion of the issuance of the aforementioned Class A ordinary shares to Party A or other transferees designated by Party A, the full consideration for the share transfer under this Agreement shall be deemed to have been paid to Party A.

2.3 All taxes and fees related to this share transfer and the issuance of new shares shall be borne by Party A and Party B respectively in accordance with the law; where the law does not provide explicit provisions, such costs shall be borne equally by both parties at 50% each.

Article 3: Conditions Precedent to the Share Transfer

3.1 This share transfer is subject to the simultaneous fulfillment of the following conditions precedent:

(1) Party B has completed its internal approval process, obtained approval from its board of directors and (if applicable) its shareholders’ meeting, and fulfilled all internal control procedures related to this share transfer;

(2) The Target Company has completed its internal approvals, board of directors’ and shareholders’ meeting approvals, and all internal control procedures related to this share transfer;

(3) Party B has completed or satisfied the compliance procedures required by the U.S. Securities and Exchange Commission (SEC), the Nasdaq Stock Market, and the transfer agent in connection with this share transfer and the issuance of consideration shares;

(4) Party B’s PRC legal counsel has reviewed the specific details of the five patents held by the Target Company as listed in Annex 1 and issued a corresponding legal opinion, confirming that the patents held by the Target Company as listed in Annex 1 are all legally valid and that the Target Company lawfully holds the rights to possess, use, dispose of, and derive benefits from such patents;

(5) Party A shall continue to truthfully, accurately, and completely perform and satisfy all representations, warranties, and covenants under this Agreement on the Closing Date.

(6) Party B has received the official version of the appraisal report issued by King Kee Appraisal, confirming that the Target Company’s valuation as of December 31, 2025, is US$10,751,000;

(7) The completion of this transaction will not result in a change in Party B’s control, nor will it result in Party A, any recipient designated by Party A, or any person acting in concert with any of them acquiring control of Party B’s board of directors, special voting rights, veto rights, or other similar controlling rights;

3.2 The parties shall use reasonable efforts to ensure that the foregoing conditions precedent are satisfied by the Cut-off Date. If the conditions precedent listed in Section 3.1 are not fully satisfied by the Cut-off Date (or are waived in writing by Party B), either party shall have the right to terminate this Agreement by written notice to the other party without liability for breach; provided, however, that the party responsible for the failure to satisfy the conditions precedent may not invoke this section to exercise the right of termination.

Article 4 Restrictions on Resale

4.1 Party A acknowledges and agrees that the Consideration Shares issued by Party B to Party A and other designated recipients pursuant to this Agreement are restricted securities issued under the U.S. Securities Act of 1933 and applicable exemptions thereunder,and until such consideration shares are validly registered under the U.S. Securities Act of 1933 or an applicable registration exemption exists, Party A and other recipients designated by Party A shall not, directly or indirectly, sell, transfer, pledge, lend, or otherwise dispose of the consideration shares.

4.2 Party B agrees that, upon completion of the closing of this share transfer, subject to compliance with applicable securities laws, SEC rules, Nasdaq rules, and Party B’s internal compliance requirements, it will use reasonable commercial efforts to file a registration statement with the SEC covering the resale of the consideration shares as soon as practicable and to expedite its effectiveness.Delays resulting from SEC review procedures, financial statement requirements, changes in regulatory requirements, Nasdaq requirements, or other causes not attributable to Party B’s willful misconduct or gross negligence shall not constitute a breach by Party B.

4.3 Party A shall cause the other recipients designated by it to sign investor representations, restricted securities acknowledgments, resale restriction undertakings, beneficial ownership acknowledgments, and other relevant documents in accordance with the reasonable requests of Party B, the transfer agent, the SEC, Nasdaq, and other relevant authorities.

4.4 The Parties acknowledge that this Agreement does not impose any contractual lock-up period independent of applicable securities laws, SEC rules, Nasdaq rules, and the requirements of the registration statement; however, the foregoing does not affect the resale restrictions applicable to the Consideration Shares as restricted securities prior to the effective date of the registration statement.

Article 5 Rights and Obligations of the Parties

5.1 Upon execution of this Agreement, the parties may begin preparing, executing, filing, or depositing documents related to the closing of this share transfer; however, the issuance of Party B’s consideration shares and other matters constituting the completion of the closing shall be completed on the Closing Date after all conditions precedent listed in Section 3.1 have been satisfied (or waived in writing by Party B).

5.2 Party A shall, and shall cause the other share recipients designated by it, unconditionally sign the investor representations, equity acknowledgments, waivers of objection, resale restrictions, restricted securities acknowledgments, and all other disclosure documents as required by Party B, the SEC, and Nasdaq.

5.3 The Target Company shall, five (5) business days prior to the Closing Date, issue a confirmation letter to Party B confirming the Target Company’s continued existence and equity structure, and confirming that the Target Company has no material liabilities, guarantees, or material litigation; the Target Company shall ensure that it lawfully holds the patents listed in Annex 1, that it lawfully possesses the rights to possess, use, dispose of, and derive benefits from such patents, and that there are no ownership disputes regarding the aforementioned patents nor any instances of infringement of third-party rights.

5.4 Party A shall, upon execution of this Agreement, actively cooperate with Party B and its retained professional advisors in conducting due diligence on the Target Company; promptly and fully provide all documents, materials, and information reasonably requested by Party B; and ensure that the Target Company’s management and relevant personnel cooperate with Party B’s due diligence efforts.

5.5 Party A represents, warrants, and covenants as follows, and such representations and warranties shall remain true, accurate, and complete as of both the date of execution of this Agreement and the Closing Date:

(1) Party A is the sole legally registered shareholder of 100% of the Target Company’s issued shares, has the authority to sign this Agreement and transfer the Subject Shares, and the Subject Shares are not subject to any pledge, lien, freeze, seizure, trust, or other third-party rights;

(2) The Target Company is a corporation lawfully established and in good standing, possessing all qualifications, licenses, and approvals necessary for its operations, and is not subject to revocation, cancellation, dissolution, or an order to cease operations;

(3) The Target Company’s financial books and records are true, accurate, and complete, and there are no off-balance-sheet assets or liabilities; the Target Company has no material debts, contingent liabilities, guarantee obligations, or other financial commitments that have not yet been disclosed to Party B;

(4) The Target Company has fulfilled all its tax obligations in accordance with the law; there are no outstanding tax payments, late payment penalties, or tax penalties, nor are there any tax disputes or ongoing investigations or audits by tax authorities;

(5) The Target Company has no material contracts or commitments that have not yet been disclosed to Party B; all disclosed material contracts are legally valid and there are no breaches or circumstances that may lead to a breach;

(6) The Target Company lawfully holds all patents listed in Appendix I and, in accordance with the law, enjoys full rights to possess, use, dispose of, and derive benefits from such patents; all such patents are legally valid, free from ownership disputes, invalidation proceedings, or infringement claims, and do not infringe upon any third-party intellectual property rights;

(7) The Target Company is not subject to any material litigation, arbitration, administrative penalties, or government investigations, whether past or potential;

(8) The Target Company has not committed any material violations of applicable laws, regulations, or regulatory requirements;

(9) All documents, materials, and information provided by Party A to Party B in connection with this share transfer are true, accurate, and complete, and contain no false statements, misleading representations, or material omissions.

5.6 From the date of execution of this Agreement through the Closing Date, Party A shall ensure that the Target Company complies with the following covenants:

(1) To continue operating in the ordinary course of business and maintain the integrity of its existing business, assets, and personnel;

(2) Without Party B’s prior written consent, the Target Company shall not dispose of, transfer, pledge, or otherwise encumber any material assets (including, but not limited to, the patents listed in Annex I);

(3) Not to incur any new borrowings, guarantees, or other material liabilities without Party B’s prior written consent;

(4) Not to declare or pay any dividends or other distributions without Party B’s prior written consent;

(5) The Company shall not amend its Articles of Incorporation or other organizational documents without Party B’s prior written consent;

(6) Without Party B’s prior written consent, the Target Company shall not enter into, amend, or terminate any material contract or commitment without Party B’s prior written consent.

Article 6 Confidentiality

6.1 Except as provided in Section 6.2, the parties agree and undertake to maintain strict confidentiality regarding all terms of this Agreement and matters related to this share transfer.

6.2 If Party B or the Target Company is required to disclose the terms of this Agreement or related information in order to comply with applicable laws, regulations, SEC and Nasdaq rules, or the requirements of regulatory authorities, auditors, attorneys, or other authorized bodies, Party A agrees to cooperate by providing accurate and complete information and making such disclosures; such disclosures shall not constitute a breach of this Agreement.

6.3 Regardless of the reason for the termination of this Agreement, the provisions of this Article shall remain in full force and effect until the commercial information specified herein becomes publicly available.

Article 7: Liability for Breach

7.1 If either Party breaches this Agreement, or breaches any representation or warranty made hereunder, or if any such representation or warranty contains any falsehood or material omission, such act shall be deemed a breach, and the breaching Party shall bear the corresponding liability for breach in accordance with the law.Unless otherwise agreed in this Agreement or otherwise provided by law, if either Party fails to perform its obligations under this Agreement or performs such obligations in a manner inconsistent with the relevant provisions of this Agreement, the non-breaching Party shall have the right to require the breaching Party to continue performance or take remedial measures, and to claim compensation from the breaching Party for the actual losses thereby incurred by the non-breaching Party.

7.2 Party A undertakes that, if Party B suffers any losses, claims, penalties, or additional expenses due to any of the following circumstances, Party A shall be fully liable to Party B for such losses (including, but not limited to, direct losses, indirect losses, attorneys’ fees, audit fees, SEC/Nasdaq investigation costs, fines, disclosure and rectification costs, and loss of goodwill):

(1) The Subject Shares are subject to defects in title, encumbrances, third-party claims, or potential disputes;

(2) Party A or any other designated recipient raises an objection to, revokes, or claims the invalidity of this transfer, the consideration shares, or the related documents;

(3) The Target Company has material liabilities, guarantees, litigation, or contingent liabilities that have not been disclosed to Party B;

(4) Any patent of the Target Company is subject to defects in title, infringement, invalidity, revocation, or restrictions on rights;

(5) The valuation reports, financial information, or disclosure documents upon which this transaction relies contain false or misleading statements or material omissions;

(6) The Party B is subject to mandatory disclosure, investigation, hearing, corrective action, litigation, or compliance penalties by the SEC or Nasdaq as a result of the foregoing matters.

Party A’s indemnification obligations under Section 7.2 shall continue for thirty-six (36) months from the Closing Date (the “Indemnification Period”). Party B shall submit a written claim for indemnification to Party A prior to the expiration of the Indemnification Period; failure to do so shall terminate Party A’s relevant indemnification obligations; provided, however, that claims for indemnification arising from Party A’s fraudulent acts or willful concealment shall not be subject to the foregoing Indemnification Period.

Article 8 Force Majeure

8.1 Force majeure refers to events occurring after the execution of this Agreement that are beyond the control of one or both Parties, unforeseeable, or, although foreseeable, unavoidable, and that result in the inability to perform this Agreement.Force majeure includes, but is not limited to, strikes, labor unrest, explosions, fires, earthquakes, hurricanes, or other natural disasters; war; acts of sabotage; expropriation; confiscation; acts of state authority; changes in law; failure to obtain government approval for relevant matters; or the inability of the parties to continue their cooperation due to relevant mandatory government regulations and requirements; as well as the occurrence of other major or unforeseen events.

8.2 If a Party is affected by a force majeure event, it shall notify the other Party in writing within five (5) days after the occurrence of the event and provide supporting documentation. If the purpose of the Agreement cannot be achieved due to a force majeure event, the Agreement may be terminated upon mutual agreement of both Parties, and neither Party shall bear liability for breach of contract; however, both Parties shall negotiate in good faith and in accordance with the principle of fairness to resolve issues arising from the termination of the Agreement and any outstanding matters thereafter.If the force majeure event persists for more than ninety (90) days, either Party shall have the right to terminate this Agreement by providing written notice to the other Party, without incurring liability for breach of contract.

Article 9 Rescission or Termination of This Agreement

9.1 The parties may rescind this Agreement by mutual agreement.

9.2 Party B shall have the right to unilaterally terminate this Agreement by providing written notice to Party A without incurring any liability for breach of contract if any of the following circumstances occur:

(1) Party A commits a material breach and fails to remedy such breach within fifteen (15) days after receiving written notice from Party B;

(2) Any representation or warranty made by Party A is proven to be false, inaccurate, or incomplete in any material respect;

(3) A material adverse change occurs in the Target Company between the date of execution of this Agreement and the Closing Date;

(4) The conditions precedent listed in Section 3.1 have not been satisfied (or have not been waived in writing by Party B);

(5) Any government authority issues laws, regulations, orders, or rulings that prohibit or substantially restrict the completion of this share transfer.

If this Agreement is terminated pursuant to the circumstances set forth in Section 9.2, Party A shall, within thirty (30) days of receiving Party B’s notice of termination, return all consideration received under this Agreement (including, but not limited to, the consideration shares), and shall cause any other recipient designated by Party A to cooperate in returning, canceling, or reversing the relevant consideration shares;If the relevant consideration shares have been transferred or cannot be returned for any other reason, Party A shall compensate Party B based on the fair value corresponding to such shares and shall compensate Party B for all losses suffered as a result.

9.3 The termination or cancellation of this Agreement shall not affect the right of the non-breaching party to seek remedies against the breaching party for breach of contract.

Article 10 Governing Law and Dispute Resolution

10.1 This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

10.2 Any dispute, controversy, difference, or claim arising out of or in connection with this Agreement, including the existence, validity, interpretation, performance, breach, or termination of this Agreement, or any non-contractual dispute arising out of or in connection with this Agreement, shall be submitted to institutional arbitration administered by the Hong Kong International Arbitration Centre and shall be finally resolved in accordance with the “Hong Kong International Arbitration Centre Institutional Arbitration Rules” in effect at the time the notice of arbitration is filed.The arbitral tribunal shall consist of three (3) arbitrators, and the language of the arbitration shall be Chinese.

10.3 During the dispute resolution process, the other provisions of this Agreement shall remain in full force and effect, except for the matters in dispute.

Article 11 Miscellaneous Provisions

11.1 This Agreement shall become effective upon signature by both Party A and Party B.

11.2 This Agreement is executed in five (5) original copies, with each party holding two (2) copies and the Target Company retaining one (1) copy; each copy shall have equal legal effect.

(No text follows)

(No text on this page; this is the signature page of the “Share Transfer Agreement”)

Party A (Signature):	/s/ Lu Shanshan

Party B: Universe Pharmaceuticals INC (Seal)
Authorized Representative (Signature):	/s/ Gang Lai
Title: Chief Executive Officer

Acknowledging Party:
Target Company: Best Praise International Limited (Seal)
Authorized Representative (Signature):	/s/ Lu Shanshan
Title:

Date of Signing: June 17, 2026

Appendix 1: Details of Patents Held by the Target Company

No.	Patent Title	Patent Number	Application Date	Patent Status
1	Application of Triterpenes with a Unique Seven-Membered Ring Structure in the Preparation of Drugs for the Prevention and Treatment of Nerve Damage	ZL202010420373.X	May 18, 2020	Patent in Force
2	A Method for Preparing a Drug-Loaded Hydrogel Comprising Gold/Graphene Quantum Dots/Mercaptopropionic Acid/Polyethyleneimine for Drug Sustained-Release	ZL202010102226.8	February 19, 2020	Patent in force
3	Tyrosinase Inhibitors and Their Application in the Development of Drugs for the Treatment of Melanoma	ZL202211330973.2	October 27, 2022	Patent in force
4	A Class of Pleuromutilin Cinnamate Ester Compounds with Antibacterial Activity Against Drug-Resistant Bacteria, and Their Preparation Methods and Applications	ZL202111479806.X	December 6, 2021	Patent in force
5	Apparatus for Extracting Anthocyanins from Red Elephant Grass and Method for Extracting Anthocyanins Using the Apparatus	ZL202110657426.4	June 12, 2021	Patent in force